Exhibit 4.3

ALLIANZ EMPLOYEE STOCK PURCHASE PLAN FOR THE

EMPLOYEES OF THE NORTH AMERICAN COMPANIES OF

THE ALLIANZ GROUP (US ESPP)

Originally Effective May 7, 2001 and Amended and Restated

Effective January 1, 2007

TABLE OF CONTENTS

1.	PURPOSE	1

2.	DEFINITIONS	1

3.	PARTICIPATION	4

4.	CONTRIBUTIONS	5

5.	ADR PURCHASE	5

6.	ADR LIMITATIONS	6

7.	RESTRICTION ON TRANSFER	7

8.	TERMINATION OF EMPLOYMENT; CHANGE IN ELIGIBLE STATUS	7

9.	ADMINISTRATION	8

10.	DESIGNATION OF BENEFICIARY	9

11.	ADJUSTMENTS OF AND CHANGES IN THE STOCK	9

12.	TERM OF PLAN; AMENDMENT OR TERMINATION	10

13.	EMPLOYEE RIGHTS	10

14.	TAX WITHHOLDING	11

15.	GOVERNING LAW	11

16.	MISCELLANEOUS	12

-i-

ALLIANZ EMPLOYEE STOCK PURCHASE PLAN

For Employees of the North American Allianz Group Companies (US ESPP)

The following constitute the provisions of the US ESPP, as amended and restated effective January 1, 2007.

1. PURPOSE

The Allianz Employee Stock Purchase Plan (the “ESPP”) is designed to provide Eligible Employees with the opportunity to purchase shares of Allianz SE at a substantial discount. The Allianz ESPP is available to Eligible Employees in the United States, Canada and Mexico through the Allianz Employee Stock Purchase Plan for employees of the North American Allianz Group companies (the “US ESPP” or the “Plan”). This Plan is administered by Allianz of America, Inc., the holding company for the North American Allianz Group companies. This Plan is not intended to meet the requirements of Section 423 of the Code.

2. DEFINITIONS

Capitalized terms used herein that are not otherwise defined shall have the following meanings.

“ADRs” mean American Depositary Receipt. Each Allianz SE ADR represents one-tenth (1/10th) of an Ordinary Share of Allianz SE.

“Allianz SE ADR Price” means the price of one ADR, before reduction by the Discount Rate, as determined pursuant to Section 5(c).

“Allianz of America” means Allianz of America, Inc., and its successors.

“Allianz of America Board” means the Board of Directors of Allianz of America.

“Allianz SE” is the German parent company of the Allianz Group. Allianz SE is organized in the legal form of a European Company (Societas Europaea, or SE) governed by the laws of the Federal Republic of Germany and the European Union. “Allianz SE Board” means the Management Board (“Vorstand”) of Allianz SE.

“Cash Account” means the bookkeeping account maintained by the Participating Subsidiary, or by a record keeper for a Participant pursuant to Section 4(c).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the committee appointed by the Allianz of America Board to administer this Plan pursuant to Section 9.

“Company Group” means, collectively, Allianz SE and its Subsidiaries.

“Compensation” means an Eligible Employee’s actual base pay prior to any withholdings for taxes or contributions to any employee benefit. Compensation includes but is not limited to the following: overtime payments, commissions actually paid (other than commissions paid in lieu of base pay), and approved bonuses. Compensation also includes any amounts that were elected to defer under a 401(k) plan, any non-qualified deferred compensation deferrals, or any amounts were contributed to welfare benefits plans. Compensation does not include sign-on bonuses, mid-term/long-term bonus arrangements, prizes, awards, relocation or housing allowances, stock option exercises, stock appreciation rights, restricted stock exercises, performance awards, auto allowances, tuition reimbursement and other forms of imputed income, fees and allowances. Notwithstanding the foregoing, the maximum amount of an Eligible Employee’s Compensation that shall be taken into account under the Plan for any year shall be the then-current limitation on compensation under Sections 401(a)(17) and 415(d) of the Code (the maximum limitation for 2007 is $225,000). Compensation with respect to a Contribution Period will be the Participant’s Compensation per each pay period. Any subsequent increases or decreases in a Participant’s Compensation will be the Participant’s Compensation for purposes of the Plan with respect to that Contribution Period.

“Contributions” means the amount an Eligible Employee elected to invest under the US ESPP that will be credited to the Cash Account of a Participant pursuant to Section 4(c).

“Contribution Election” means an election to deduct Compensation that is entered by an Eligible Employee with Allianz of America pursuant to Section 3.

“Discount Rate” means the price reduction that will be applied to the Allianz SE ADR Price to determine the Purchase Price.

“Effective Date” means January 1, 2007, the date this amended and restated Plan was adopted by the Allianz of America Board.

“Eligible Employee” means any employee of a Participating Subsidiary who is still employed with a Participating Subsidiary and who has completed any applicable Waiting Period. Notwithstanding the foregoing, “Eligible Employee” shall not include any person:

(a)	whose customary employment is for less than 20 hours per week, as determined by the Participating Subsidiary;

(b)	who is classified by the Participating Subsidiary as a temporary or seasonal employee;

(c)	who is classified by the Participating Subsidiary as an Agent or a Producer;

(d)	who is a member of a union covered by a collective bargaining agreement that does not provide for participation in the Plan.

(e)	who is a member of a class of employees excluded from participation in this Plan by Allianz SE or the Committee; or

(f)	who is entitled to participate in the regular Allianz Group Equity Incentives Plan.

For purposes of this definition of “Eligible Employee,” and notwithstanding any other provisions of the Plan to the contrary, individuals who are not classified by the Participating Subsidiary, in its discretion, as employees under Section 3121(d) of the Code (including, but not limited to, individuals classified by the Participating Subsidiary as independent contractors and non-employee consultants) and individuals who are classified by the Participating Subsidiary, in its discretion, as employees of any entity other than the Participating Subsidiary do not meet the definition of Eligible Employee and are ineligible for benefits under the Plan, even if the classification by the Participating Subsidiary is determined to be erroneous, or is retroactively revised. In the event the classification of an individual who is excluded from the definition of Eligible Employee under the preceding sentence is determined to be erroneous or is retroactively revised, the individual shall nonetheless continue to be excluded from the definition of Eligible Employee and shall be ineligible for benefits for all periods prior to the date the Participating Subsidiary determines its classification of the individual is erroneous or should be revised.

“Employee Plan Accounts” mean the accounts in each Participant’s name that will be credited with ADRs purchased under this Plan. All ADRs purchased under this Plan shall be transferred to the Employee Plan Accounts. The Employee Plan Accounts shall be administered by the Trustee for the Plan.

“Individual Limit” means the maximum number of ADRs an Eligible Employee may purchase on any one Purchase Date, as set forth in Section 6.

“Ordinary Share Price” means the price, denominated in the Euro currency, established by Allianz SE for the purpose of determining the Allianz SE ADR Price pursuant to Section 5(c).

“Participant” means an Eligible Employee who has elected to participate in this Plan and who has filed a valid and effective Contribution Election to make Contributions pursuant to Section 4 or who has otherwise made a Contribution to the Plan.

“Participating Subsidiary” means any Subsidiary that has been designated in writing by the Committee as a “Participating Subsidiary” (including any Subsidiaries which have become such after the date that this Plan is approved by the Allianz of America Board).

“Plan” means the Allianz Employee Stock Purchase Plan for Employees of the North American Allianz Group Companies (US ESPP), as amended from time to time.

“Producer” means any individual classified as a Producer by a Participating Subsidiary.

“Purchase Date” means the date the ADRs are purchased on behalf of Participants by debiting the cash previously credited to the Participants’ Cash Accounts, pursuant to Section 5.

“Purchase Price” means the price paid to purchase ADRs under this Plan pursuant to Section 5(d). The Purchase Price will be equal to the Allianz SE ADR Price reduced by the applicable Discount Rate.

“Restriction Period” means the period during which a Participant may not sell or transfer his or her interest in the ADRs, as set forth in Section 7. Each Restriction Period shall commence on the applicable Purchase Date and shall end on the first anniversary of such Purchase Date.

“Retiree” means a Participant who terminates employment after attaining at least age 55 with at least ten years of service for the Company Group.

“Subsidiary” means any corporation (other than Allianz SE) in an unbroken chain of corporations (beginning with Allianz SE or, if the context so requires, with Allianz of America) in which each corporation (other than the last corporation) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one or more of the other corporations in the chain.

“Trustee” means the company charged with administering the Employee Plan Accounts. The Trustee shall be selected by Allianz of America and may be changed by Allianz of America from time-to-time.

“Waiting Period” means the period, if any, established by the respective Participating Subsidiary that an Eligible Employee must wait before he or she can participate in this Plan. Unless otherwise specified by a Participating Subsidiary, there shall be no Waiting Period.

3. PARTICIPATION

(a)	Eligibility. An Eligible Employee may become a Participant by entering into a Contribution Election at the time and in a manner prescribed by the Committee.

Unless the Committee expressly provides otherwise, a Contribution Election may be entered into at any time and will become effective as soon as administratively possible. The Contribution Election must set forth a stated whole percentage (0-8%) of the Eligible Employee’s Compensation to be credited to the Participant’s Cash Account as Contributions each pay period.

(b)	Limitations. A Participant’s Contribution election shall be subject to such limits, rules, or procedures as the Committee may prescribe.

(c)	Contribution Elections. Contribution Elections shall constitute the Eligible Employee’s authorization and consent to the Participating Subsidiary’s withholding from his or her Compensation the amount of his or her Contributions. The Committee has the authority to authorize computerized Contribution Elections.

4. CONTRIBUTIONS

(a)	Contribution Elections. During the term of this Plan, Eligible Employees can make a Contribution Election at any time after January 1, 2007 (or such later date as determined by each Participating Subsidiary). Eligible Employees may prospectively change his/her Contribution Election including increasing, decreasing or discontinuing such Contribution Election.

(b)	Timing of Contributions. Payroll deductions shall commence the first day of the payroll period as soon as administratively possible following the Employee’s Contribution Election and shall change (or end) on the last day of the payroll period as soon as administratively possible following the Employee’s Contribution Election change, unless sooner terminated pursuant to other provisions of this Plan.

(c)	Cash Account. Each Participating Subsidiary shall maintain on its books, or cause to be maintained by a record keeper, a Cash Account in the name of each Participant. The percentage or amount of Compensation elected to be applied as Contributions by a Participant shall be deducted from such Participant’s Compensation on each payday and such contributions shall be credited to that Participant’s Cash Account as soon as administratively practicable after such date.

(d)	Termination of Contributions. A Participant may discontinue (including increase or decrease) the level of his or her Contributions, by filing with the Participant’s Operating Entity, on such terms as the Committee may prescribe, a new Contribution Election that indicates such election. If a Participant terminates his or her Contributions, he or she will not have the option to receive a distribution of the balance of his or her Cash Account.

(e)	Leaves of Absence. Subject to the discretion of the Committee, a Participant may continue participation in this Plan during an approved paid leave of absence by continuing his/her Contribution Election to the Cash Account on his or her normal paydays.

5. ADR PURCHASE

(a)

Authority. Allianz SE, in its sole discretion, will determine if ADRs may be purchased under the Plan on an annual basis. Allianz SE may also modify, amend, terminate or suspend the US ESPP at any time, without term of notice. If Allianz

SE determines that ADRs may not be purchased under the Plan for a designated Purchase Date, the amounts credited to Participants’ Cash Accounts (if any) will be carried forward to the next Purchase Date.

(b)	Discount Rate. On or before the first day of each calendar year, Allianz SE, in its sole discretion, will establish a Discount Rate range with respect to Ordinary Shares. The Committee will establish a Discount Rate (within the specified range) that will apply prospectively to ADR purchases with respect to the next Purchase Date. The Discount Rate shall satisfy such other terms and conditions as may be required by Allianz SE.

(c)	Allianz SE ADR Price. Following each Purchase Date Allianz SE will specify the Ordinary Share Price. The Ordinary Share Price will be denominated in the Euro currency. Allianz SE may also specify the currency exchange rate to be used in determining the Allianz SE ADR Price. Based on and consistent with the Ordinary Share Price and the currency exchange rate (if any) specified by Allianz SE, the Committee will convert the Ordinary Share Price to the Allianz SE ADR Price. The Ordinary Share Price and/or the currency exchange rate will be determined on each Purchase Date as determined by Allianz SE.

(d)	Purchase Price. The Purchase Price will be equal to the Allianz SE ADR Price as of the Purchase Date reduced by the applicable Discount Rate.

(e)	Timing and Method. Following each Purchase Date, ADRs will be purchased with each Participant’s Cash Account balance and will automatically be credited to each such Participant’s Employee Plan Account. Subject to the limitations contained in Section 6, the number of ADRs credited to a Participant’s Employee Plan Account shall be the number of ADRs that the Committee determines can be purchased using the Participant’s Cash Account at the Purchase Price. Any amount which is not sufficient to purchase a whole ADR will remain in a Participant’s Cash Account to be used at the next Purchase Date.

6. ADR LIMITATIONS

(a)	Plan Limit. The maximum number of ADRs that may be delivered pursuant to this Plan is 5,000,000, subject to adjustments pursuant to Section 11.

In the event that all of the ADRs made available under this Plan are purchased prior to the expiration of this Plan, this Plan shall terminate, unless it is amended to increase the ADRs made available. In the event that there are not enough ADRs available to be purchased on a Purchase Date, the ADRs available shall be allocated for purchase on a pro-rata basis determined with respect to each Participant’s Cash Account balance.

(b)	Individual Limit. The maximum number of ADRs that any one Participant may acquire during any one year is the greater of 1). a number of ADRs that can be purchased with the maximum Contribution Election of 1/12th (8%) of Compensation, or 2). 300 ADRs.

(c)	Minimum Election. The minimum Contribution Election is 1% of Compensation per pay period.

If the Participant’s Cash Account contains less than what is needed at any Purchase Date to purchase a whole ADR, then no ADRs shall be purchased. Any money remaining in the Participant’s Cash Account will remain in the Participant’s Cash Account to be used at the next Purchase Date.

7. RESTRICTION ON TRANSFER

(a)	Restriction Period. The Participant may not, directly or indirectly, offer, sell, transfer or dispose of any of the ADRs acquired under this Plan, or any interest therein (or agree to do any thereof) during the Restriction Period. ADRs credited to a Participant’s Employee Plan Account may not be transferred out of the Employee Plan Account during the Restriction Period. The Committee may provide such other means, including an appropriate stock certificate legend, with respect to the ADRs, to evidence the Restriction Period.

(b)	Exception. Upon a Participant’s death, the Restriction Period shall immediately terminate with respect to ADRs credited to his or her Employee Plan Account and the ADRs may be sold or otherwise transferred.

8. TERMINATION OF EMPLOYMENT; CHANGE IN ELIGIBLE STATUS

(a)	Termination of Employment. Except as provided in this Section 8, if a Participant ceases to be an Eligible Employee at any time prior to a Purchase Date, such Participant’s Cash Account shall be paid to him or her in cash (without interest), and such Participant’s participation in this Plan shall be automatically terminated.

(b)	Retirement. If a Participant terminates employment and is classified as a Retiree by the Participating Subsidiary, the Participant’s Contributions shall cease and the Contributions previously credited to the Participant’s Cash Account for that Contribution Period shall be refunded without interest.

(c)	Leaves of Absence; Ineligible Employee. If a Participant (i) ceases to be an Eligible Employee but remains an employee of the Company Group, or (ii) commences an approved unpaid leave of absence and remains an employee of the Company Group, such Participant’s Contributions shall cease (subject to Section 4(e)), and the Contributions previously credited to the Participant’s Cash Account shall be used to purchase ADRs (subject to the terms of this Plan).

(d)	Effect of Termination of Contributions to the Plan. A Participant’s termination of his/her Contributions is effective prospectively and therefore such termination shall not have any effect upon his or her ability to participate at a later date, provided that the applicable eligibility and participation requirements are again then met and the Participant properly elects a contribution percentage.

(e)	Participating Subsidiaries. For purposes of this Plan, if a Participating Subsidiary ceases to be a Subsidiary, each person employed by that Subsidiary will be deemed to have terminated employment for purposes of this Plan and will no longer be an Eligible Employee, unless the person continues as an Eligible Employee in respect of another Participating Subsidiary.

9. ADMINISTRATION

(a)	The Committee. The Allianz of America Board shall appoint the Committee. The Allianz of America Board may, at any time, increase or decrease the number of members of the Committee, may remove from membership on the Committee all or any portion of its members, and may appoint such person or persons as it desires to fill any vacancy existing on the Committee, whether caused by removal, resignation, or otherwise. The Allianz of America Board may also, at any time, assume or change the administration of this Plan.

(b)	Authority. The Committee shall supervise and administer this Plan and shall have full power and discretion to adopt, amend and rescind any rules deemed desirable and appropriate for the administration of this Plan that are not inconsistent with the terms of this Plan. The Committee shall have the power to make all other determinations necessary or advisable for the administration of this Plan. The Committee shall act by majority vote taken at a meeting or by unanimous written consent without a meeting. No member of the Committee shall be entitled to act on or decide any matter relating solely to himself or herself or solely to any of his or her rights or benefits under this Plan. The Committee shall have full power and discretionary authority to construe and interpret the terms and conditions of this Plan, which construction or interpretation shall be final and binding on all Operating Entities, Participants and beneficiaries; provided, however, that the Committee shall at all times remain subject to the direction of Allianz SE and the Allianz SE Board. The Committee may delegate administrative, non-discretionary functions to third parties, including individuals who are officers or employees of a Participating Subsidiary.

(c)

Discretion. Subject only to compliance with the express provisions hereof, (i) Allianz SE; (ii) the Allianz SE Board; (iii) Allianz of America; (iv) the Allianz of America Board; (v) each Participating Subsidiary; and (vi) the Committee may act in their absolute discretion in matters within their authority related to this Plan. Any action taken by, or inaction of an entity specified in (i) through (vi) above relating or pursuant to this Plan shall be within the absolute discretion of that entity or body and will be conclusive and binding upon all persons; provided, however, that the entities specified in (iii) through (vi) shall at all times remain subject to the direction of Allianz SE and the Allianz SE Board. In making any determination or in taking or not taking any action under this Plan, the Allianz of America Board or the Committee, as the case may be, may obtain and may rely on the advice of experts, including professional advisors to Allianz of America. No member of the Allianz SE Board, the Allianz of America Board, or the Committee, or officer or agent of an entity in the Company Group, will be liable for any action, omission or decision under this Plan taken, made or omitted in good faith.

10. DESIGNATION OF BENEFICIARY

(a)	Designation. A Participant may file, on a form and in a manner prescribed by the Committee, a written designation of a beneficiary who is to receive any ADRs or cash from such Participant’s Cash Account under this Plan in the event of such Participant’s death. A Participant’s designation of a beneficiary will only apply to his or her Cash Account and any ADRs that have been purchased but have not actually been credited to his or her Employee Plan Account. The Committee may rely on the last designation of a beneficiary filed by a Participant in accordance with this Plan

(b)	Modifying Designations. Beneficiary designations may be changed by the Participant (and his or her spouse, if required) on forms provided by the Committee. If a Participant dies with no validly designated beneficiary under this Plan who is living at the time of such Participant’s death, Allianz of America shall deliver all ADRs and/or cash payable pursuant to the terms hereof to the executor or administrator of the estate of the Participant. If no such executor or administrator has been appointed, Allianz of America, in its discretion, may deliver such ADRs and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to Allianz of America, then to such other person as Allianz of America may designate.

11. ADJUSTMENTS OF AND CHANGES IN THE STOCK

Upon or in contemplation of any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend), or reverse stock split; any merger, combination, consolidation, or other reorganization; split-up, spin-off, or any similar extraordinary dividend distribution in respect of the ADRs (whether in the form of securities or property); any exchange of ADRs or other securities of Allianz SE, or any similar, unusual or extraordinary corporate transaction in respect of the ADRs; or a sale of substantially all the assets of the Allianz SE as an entirety occurs; then Allianz SE shall, in such manner, to such extent (if any) and at such time as it deems appropriate and equitable in the circumstances, proportionately adjust any or all of: (i) the number and type of ADRs that thereafter may be purchased under this Plan (including the specific individual and plan maxima set forth elsewhere in this Plan); (ii) the Allianz SE ADR Price; or (iii) the Purchase Price. In any of such events, Allianz SE may take such action sufficiently prior to such event to the extent that Allianz SE deems the action necessary to permit the Participant to realize the benefits intended to be conveyed under this Plan.

12. TERM OF PLAN; AMENDMENT OR TERMINATION

(a)	Effective Date. This Plan shall become effective as of the Effective Date. No new Contribution Periods shall commence on or after December 31, 2016 and this Plan shall terminate as of the next Purchase Date on or immediately following such date unless sooner terminated pursuant to the terms of this Plan.

(b)	Amendment or Termination. The Allianz SE Board or the Allianz of America Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part, without term of notice.

13. EMPLOYEE RIGHTS

(a)	Nothing in this Plan (or in any other documents related to this Plan) will confer upon any Eligible Employee or Participant any right to continue in the employ or other service of the Company Group, constitute any contract or agreement of employment or other service or affect an employee’s status as an employee at will, nor shall it interfere in any way with the right of the Company Group to change such person’s compensation or other benefits or to terminate his or her employment or other service with or without cause. Nothing contained in this Section 13(a), however, is intended to adversely affect any express independent right of any such person under a separate employment or service contract.

(b)	No Participant or other person will have any right, title or interest in any fund or in any specific asset of the Company Group by reason of any agreement hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan will create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company Group and any Participant or other person. To the extent that a Participant or other person acquires a right to receive payment pursuant to this Plan, such right will be no greater than the right of any unsecured general creditor of Allianz of America. No special or separate reserve, fund or deposit will be made to assure any such payment.

(c)	A Participant will not be entitled to any privilege of ownership as to any ADRs not actually delivered to and held of record by the Participant. No adjustment will be made for dividends or other rights as an ADR holder for which a record date is prior to such date of delivery.

(d)	Once the ADRs have been delivered to a Participant’s Employee Plan Account, the Participant will have the same privileges of ownership as any other holder of an ADR, except that the ADRs will be subject to restrictions on transfer during the Restriction Period.

14. TAX WITHHOLDING

Notwithstanding anything else contained in this Plan herein to the contrary, a Participating Subsidiary may deduct from a Participant’s Cash Account balance as of a Purchase Date, before the purchase is given effect on such date, the amount of any taxes which Allianz of America reasonably determines it may be required to withhold with respect to such purchase. In such event, the number of ADRs shall be purchased at the Purchase Price with the balance of the Participant’s Cash Account (after reduction for the tax withholding amount).

Should a Participating Subsidiary for any reason be unable, or elect not to, satisfy its tax withholding obligations in the manner described in the preceding paragraph with respect to a Participant’s purchase of ADRs, Allianz of America shall have the right at its option to (i) require the Participant to pay or provide for payment of the amount of any taxes which Allianz of America reasonably determines that it is required to withhold with respect to such event or (ii) deduct from any amount otherwise payable to or for the account of the Participant the amount of any taxes which Allianz of America reasonably determines that it is required to withhold with respect to such event.

15. GOVERNING LAW

(a)	Governing Law. Allianz SE is a European Company subject to and governed by the laws of the Federal Republic of Germany and the European Union. This Plan shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to principles regarding conflicts of law between and among states of the United States of America.

(b)	Arbitration. Any dispute, controversy or claim arising out of or relating to this Plan, and/or any related documents, their enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of their provisions, will be determined exclusively by confidential, final and binding arbitration in the county of the Participant’s principal place of employment with the applicable Participating Subsidiary, before a sole neutral arbitrator selected from and in accordance with the rules of the American Arbitration Association, and such arbitration shall be conducted as the exclusive remedy of such dispute. The arbitrator’s award in any such proceeding will be final, binding, and conclusive upon the parties, subject only to judicial review provided by statute, and a judgment rendered on the arbitration award can be entered in any state or federal court having jurisdiction thereof. Disputes, controversies or claims subject to final and binding arbitration under this Plan include, without limitation, all those that could otherwise be tried in court to a judge or jury in the absence of this Section 15. The Participant and Allianz of America agree that they each expressly waive any rights to have such matters heard or tried before a judge or jury in another tribunal. Nothing in this Section 15, however, shall limit the right of the parties to stipulate and agree to conduct the arbitration before and pursuant to the then existing rules of any other agreed-upon arbitration services provider.

(c)	Severability. If the arbitrator selected in accordance with this Section 15 or a court of competent jurisdiction determines that any portion of this Plan and/or any related documents is in violation of any statute or public policy, then only the portions of this Plan or other related document that violate such statute or public policy shall be stricken, and all portions of this Plan or other related document that do not violate any statute or public policy shall continue in full force and effect. Furthermore, any court order striking any portion of this Plan and/or any related document should modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties hereunder.

16. MISCELLANEOUS

(a)	Use of Funds. All Contributions received or held by a Participating Subsidiary under this Plan will be included in the general assets of that Participating Subsidiary and may be used for any corporate purpose. Notwithstanding anything else contained herein to the contrary, no interest will be paid to any Participant or credited to his or her Cash Account under this Plan (in respect of Cash Account balances, refunds of Cash Account balances, or otherwise).

(b)	Transferability. Neither Contributions credited to a Participant’s Cash Account nor any ADRs purchased under this Plan that are still subject to the Restriction Period may be anticipated, alienated, encumbered, assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as otherwise provided herein) by the Participant. Any such attempt at anticipation, alienation, encumbrance, assignment, transfer, pledge or other disposition shall be without effect and all amounts shall be paid and all ADRs shall be delivered in accordance with the provisions of this Plan. Amounts payable or ADRs deliverable pursuant to this Plan shall be paid or delivered only to the Participant or, in the event of the Participant’s death, to the Participant’s beneficiary.

(c)	Benefits. Benefits received by a Participant under this Plan shall not be deemed a part of the Participant’s compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Company Group, except where the Committee or the Allianz of America Board expressly otherwise provides or authorizes in writing.

(d)	Captions. Captions and headings are given to the sections of this Plan solely as a convenience to facilitate reference. Such captions and headings shall not be deemed in any way material or relevant to the construction of interpretation of this Plan or any provision hereof.

(e)	Benefit Statements. Benefit Statements shall be provided to Participants as soon as administratively practicable following each Purchase Date. Each Participant’s statement shall set forth, as of such Purchase Date, that Participant’s Cash Account balance immediately prior to the purchase of his or her ADRs, the Purchase Price, the number of whole ADRs purchased and his or her remaining Cash Account balance, if any.

(f)	Notices. All notices or other communications by a Participant to Allianz of America contemplated by this Plan shall be deemed to have been duly given when received in the form and manner specified by the Committee at the location, or by the person, designated by the Committee for that purpose.

(g)	Conditions Upon Issuance. This Plan and the issuance and delivery of ADRs are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities laws) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for Allianz of America, be necessary or advisable in connection therewith. The person acquiring any securities under this Plan will, if requested by Allianz of America and as a condition precedent to the purchase of ADRs, provide such assurances and representations to Allianz of America as the Committee may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

IN WITNESS WHEREOF, Allianz of America has caused its duly authorized officer to execute this Plan on this 10th day of January, 2007.

ALLIANZ OF AMERICA, INC.

By:	/s/ Jan R. Carendi
Name:	Jan R. Carendi
Its:	Chief Executive Officer